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                               [Letterhead]




                                        FOR IMMEDIATE RELEASE

                                        For More Information Contact:
                                        Kelly H. Love, Director of Investor
                                        Relations (972) 687-2000


             PRONET ANNOUNCES SETTLEMENT OF UNDERWRITERS DISPUTE

DALLAS, JULY 2, 1997 - PRONET INC. (NASDAQ - PNET) announced on May 15, 1997, an agreement in principle to settle the securities class actions pending against the Company in state and federal courts in Dallas, Texas. That same announcement described a judgment-reduction agreement with the class plaintiffs that capped ProNet's potential exposure to indemnity and contribution claims by ProNet's former underwriters at $6.5 million, plus attorneys' fees. Subsequent to that announcement, Lehman Brothers brought an action against ProNet in New York state court seeking a declaration that its indemnity agreement with the Company is applicable to the securities actions pending in Dallas and enforceable.

   ProNet today announces that it has reached an agreement with its former underwriters that will resolve the New York declaratory judgment action and will terminate the Company's potential liability to its former underwriters. The agreement will also terminate the Company's potential liability to the class plaintiffs under the judgment-reduction agreement. Under the terms of the agreement reached with its former underwriters, ProNet will pay an additional $400,000 toward its previously announced settlement with the class plaintiffs. The underwriters will also pay $1.85 million to the class plaintiffs.

   The proposed class settlement is subject to the execution of a definitive settlement agreement by all of the parties and is subject to court approval.

   ProNet, based in Dallas, is a leading provider of wireless communication services through its paging and security system operations. ProNet serves more than 1.3 million subscribers through its five regional SuperCenter locations in New York, Chicago, Houston, Charlotte and Stockton, CA. ProNet's sophisticated proprietary paging applications offer communication systems solutions to companies and value-added, personal impact services to individuals.

                                       -more-
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     Certain statements contained in this press release are not based on historical facts, but are forward-looking statements that are based upon numerous assumptions as of the date of this release regarding future conditions that could prove not to be accurate. Actual events, transactions and results may materially differ from the anticipated transactions or results described in such statements. ProNet's ability to achieve such events or results is subject to certain risks and uncertainties. Such risks and uncertainties include, but are not limited to, the existence of, demand for, and acceptance of ProNet's products and services, the availability of appropriate candidates for acquisition by ProNet, regulatory approvals, economic conditions, the impact of competition and pricing, results of financing efforts, results of litigation and other factors affecting ProNet's business that are beyond ProNet's control, including but not limited to the matters described from time to time in ProNet's SEC reports, including the Form 10-K for the year ended December 31, 1996, filed with the SEC on March 28, 1997. ProNet disclaims any obligation to update the forward-looking statements contained in this press release.





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